UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
            SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
       SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number 333-08124

                               THE BOC GROUP plc

             (Exact name of registrant as specified in its charter)

                           Chertsey Road, Windlesham
                                Surrey, GU20 6HJ
                                    England
                            Tel: +44 (0)1276 477222

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           ---------------------------

                                 Plan Interests

            (Title of each class of securities covered by this Form)

                                      None

  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

                           ---------------------------

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(l)(i)      |_|            Rule 12h-3(b)(l)(i)     |_|
        Rule 12g-4(a)(l)(ii)     |_|            Rule 12h-3(b)(l)(ii)    |_|
        Rule 12g-4(a)(2)(i)      |_|            Rule 12h-3(b)(2)(i)     |X|
        Rule 12g-4(a)(2)(ii)     |_|            Rule 12h-3(b)(2)(ii)    |_|
                                                Rule 15d-6              |_|

Approximate number of holders of record as of the certification or notice date: 0

Pursuant to the requirements of the Securities Exchange Act of 1934 The BOC Group plc has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: October 16, 2006                  By: /s/ Anthony Eric Isaac
                                           --------------------------------
                                        Name:  Anthony Eric Isaac
                                        Title: Chief Executive